Exhibit 99.1

Victor G. Carrillo Chief Executive Officer

August 31, 2018

To All Zion Employees,

It has been a blessing to have served in various capacities with Zion Oil & Gas for almost eight years, having first joined its Board of Directors in September of 2010. Over the years, I’ve served as Executive Vice President, President and Chief Operations Officer, and, for the last three years, as Zion’s Chief Executive Officer (CEO). Working with many Israelis over the multiple trips to Israel over the years, I have grown to love and appreciate the people and land of Israel as never before.

Over the last several years, my primary focus has been guiding the company through acquisition of its 99,000-acre Megiddo-Jezreel License and fulfilling all regulatory requirements to be able to drill our long-awaited Megiddo-Jezreel #1 well – Zion’s first well on this large license area.

It has been an arduous, complex, expensive, and lengthy process. However, through a collective team effort, we have now successfully drilled our deep well and are finishing testing our primary zones of interest.

I believe that God led me to Zion and that it was a part of my mission to help guide the company to drill this key, deep well. That goal having now been accomplished, it is time for me to move on to pursue other personal interests, effective September 1, 2018.

For two years, I’ve had the great pleasure to have worked with Dustin Guinn as Zion’s President and Chief Operations Officer – without whose talents Zion’s MJ #1 well would likely have not been drilled. It is my firm belief that the CEO position will be in great hands with Dustin Guinn at the helm.

I will forever treasure the experience and friendships derived from my years at Zion.

Shalom and may the LORD continue to bless each of you and your families!

/s/ Victor G. Carrillo, CEO
Victor G. Carrillo, CEO
Zion Oil & Gas, Inc.